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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our reports dated March 9, 2001, on the January 31, 2001 financial statements of the SEI Daily Income Trust and to all references to our Firm included in or made part of this Post-Effective Amendment No. 44 to the Registration Statement File No. 2-77048.


/s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
May 30, 2001